VIACOM INC.

SENIOR NOTES AND DEBENTURES OFFERING - FINAL TERMS

Issuer Free Writing Prospectus

Dated August 12, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-184770

	2.500% Senior Notes due 2018	4.250% Senior Notes due 2023	5.850% Senior Debentures due 2043

Issuer:	Viacom Inc.

Ratings:*	Baa2 (stable) / BBB (stable) / BBB+ (stable)

Format:	SEC Registered

Securities:	Senior Notes	Senior Notes	Senior Debentures

Trade Date:	August 12, 2013

Settlement Date (T+5):	August 19, 2013

Interest Payment Dates:	The Notes and Debentures will accrue interest from August 19, 2013 and will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2014.

Principal Amount Offered Hereby:	$500,000,000	$1,250,000,000	$1,250,000,000

Maturity Date:	September 1, 2018	September 1, 2023	September 1, 2043

Price to Public:	99.423% per Note	98.968% per Note	99.353% per Debenture

Coupon:	2.500%	4.250%	5.850%

Yield to Maturity:	2.623%	4.378%	5.896%

Spread to Benchmark Treasury:	+125 bps	+178 bps	+220 bps

Benchmark Treasury:	1.375% UST due July 31, 2018	2.500% UST due August 15, 2023	2.875% UST due May 15, 2043

Benchmark Treasury Price / Yield:	100-00 1/4 / 1.373%	99-04+ / 2.598%	85-08 / 3.696%

Make-Whole Call:	Treasury Rate plus 20 bps	Treasury Rate plus 30 bps	Treasury Rate plus 35 bps

Par Call:	None	At any time on or after June 1, 2023, at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.	At any time on or after March 1, 2043, at 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest to the date of redemption.

Denominations:	Minimum of $2,000 × $1,000 in excess thereof

Day Count:	30/360

CUSIP:	92553P AS1	92553P AT9	92553P AU6

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Senior Notes and Senior Debentures will be made against payment therefor on or about August 19, 2013, which will be the 5th business day following the date of pricing of the Senior Notes and Senior Debentures (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes or Senior Debentures on the date of pricing or the following business day will be required, by virtue of the fact that the Senior Notes and Senior Debentures initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes or Senior Debentures who wish to trade those Senior Notes or Senior Debentures on the date of pricing or the following business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or RBS Securities Inc. toll-free at 1-866-884-2071.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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